Exhibit 99.1

VINCE HOLDING CORP. ANNOUNCES CLOSING OF ITS INITIAL PUBLIC OFFERING AND EXERCISE OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

New York, NY (November 27, 2013) — Vince Holding Corp., previously known as Apparel Holding Corp., today announced that it has closed its previously reported initial public offering of 10,000,000 shares of its common stock at a price of $20.00 per share. In connection with the initial public offering, the underwriters exercised in full their option to purchase an additional 1,500,000 shares of common stock from affiliates of Sun Capital Partners, Inc. (the “Selling Stockholders”). As a result, the total initial public offering size was 11,500,000 shares. Vince Holding Corp. is listed on the New York Stock Exchange under the ticker “VNCE.”

Vince received proceeds, net of underwriters’ discount and commissions and estimated offering expenses payable by Vince, of approximately $177 million from the offering. Vince retained approximately $5.0 million of such net proceeds for general corporate purposes and used the remaining net proceeds, together with net borrowings under its new term loan facility to repay a promissory note (the “Kellwood Note Receivable’) issued to Kellwood Company in connection with the restructuring which occurred immediately prior to the consummation of the initial public offering. Proceeds from the repayment of the Kellwood Note Receivable were used, to repay or discharge certain existing debt of Kellwood Company. Vince did not receive any proceeds from the sale of shares by the Selling Stockholders.

Jill Granoff, Chief Executive Officer of Vince, said, “Our entire team looks forward to this new and exciting chapter in the brand’s evolution. We intend to continue to build upon Vince’s reputation as a leader in contemporary fashion by capitalizing on our strong customer loyalty, growing our customer base and introducing new and compelling product assortments and categories.”

Concurrently with the closing of the initial public offering, Vince entered into a $175 million term loan, net borrowings from which were used to repay the Kellwood Note Receivable, and a $50 million revolving credit facility.

Goldman, Sachs & Co. and Robert W. Baird & Co. Incorporated acted as joint book-running managers of the offering, and Goldman, Sachs & Co. and Robert W. Baird & Co. Incorporated are the representatives of the underwriters. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acted as joint bookrunning managers in the offering.

The offering of common stock was made only by means of a final prospectus. Copies of the final prospectus related to the offering may be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY, 10282, by calling (866) 471-2526, or by e-mailing prospectus-ny@ny.email.gs.com, or Robert W. Baird & Co. Incorporated at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Syndicate Department, telephone: (800) 792-2473 or email: syndicate@rwbaird.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 21, 2013. The registration statement can be accessed through the Commission’s website at www.sec.gov. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT VINCE

Founded in 2002, Vince is a prominent contemporary fashion brand known for its modern effortless style and everyday luxury essentials. The company offers a broad range of women’s and men’s ready-to-wear including its signature cashmere sweaters, leather jackets, luxe leggings, dresses, silk and woven tops, denim and footwear. Vince is carried in over 2,100 stores across 43 countries and operates 21 full-price retail locations, 6 outlet stores and its e-commerce site, Vince.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts or present facts or conditions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the introduction of new merchandise, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MEDIA CONTACT

Lori Rhodes

Partner

Lividini & Co.

(212) 252-8881

lori@lividini.com